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                                                                    EXHIBIT 8.2



                             [GAEDERTZ LETTERHEAD]


World Access, Inc.
Resurgens Plaza, Suite 2210
945 East Paces Ferry Road
Atlanta, Georgia 30326


TAX OPINION

Ladies and Gentlemen:

We have acted as special German tax counsel to World Access, Inc. ("World Access") in connection with the contribution by Netnet Telekommunikations GmbH and NewTel Communications GmbH, each subsidiary of World Access, of their entire businesses to TelDaFax in exchange for newly issued shares of TelDaFax (the "Contribution of Assets") pursuant to a Contribution/Exchange Agreement dated August 11, 2000 (the "Contribution/Exchange Agreement") by and among TelDaFax, Netnet and NewTel (which has not yet been formally executed). The terms and conditions of the Contribution of Assets are described in the Proxy Statement/Prospectus dated August 29, 2000 (the "Proxy Statement/Prospectus"), which forms a part of the Registration Statement on Form S-4 (Reg. No. 333-[will remain blank today]), filed by World Access with the Securities and Exchange Commission (the "Registration Statement").

In rendering our opinion, we have examined and relied upon the accuracy and completeness of the information, factual statements and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the TelDaFax Transactions Documents, the Proxy Statement/Prospectus, and such other documents as we have deemed necessary or appropriate. In our examination, we have assumed (i) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents and corporate records submitted to us as originals, the conformity to original documents of all documents and corporate records submitted to us as certified or photostatic copies, (ii) that the TelDaFax Share Purchase will be consummated in the manner described in the Purchase Agreement and (iii) that the Contribution of Assets will be consummated in the manner described in the Contribution/Exchange Agreement.

Our opinion is based upon our understanding that the information, factual statements, and representations set forth in the TelDaFax Transaction Documents, the Proxy Statement/Prospectus are true and correct as of the date hereof and will be true and correct as of the dates on which the TelDaFax transactions are consummated. If the TelDaFax transactions described in the TelDaFax Transaction Documents and the Proxy Statement/Prospectus are not consummated in accordance with the terms of such documents or if all of the information, factual statements, representations or assumptions upon which we relied are not true and correct at all relevant times, our opinion might be adversely affected and may not be relied upon.

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In rendering our opinion, we have considered the applicable provisions of the
German Reorganization Tax Code (Umwandlungssteuergesetz) of October 28, 1994, as amended, and the Tax Regulation concerning the Reorganization Tax Code 1995 of March 25, 1998 (Umwandlungssteuererla(beta)) of the Federal Ministry of Finance and decisions of the Federal Tax Court as we have considered relevant. We caution that statutes, regulations and judicial decisions are subject to change at any time and, in some circumstances, with retroactive effect. Any change in the authorities upon which our opinion is based could affect the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any information, factual statement, representation or assumption stated or referred to herein which becomes untrue or incorrect.

Subject to the assumptions set forth above, the representations made to us, we are of the opinion that the discussion in the Proxy Statement/Prospectus describes the material German income tax consequences of the transfer of the entire businesses by Netnet Telekommunikations GmbH or NewTel Communications GmbH to TelDaFax under the German reorganization tax law in effect as of the date of the Proxy Statement/Prospectus. We express no opinion as to whether the discussion addresses all of the German income tax consequences of the TelDaFax transactions. Except as expressly set forth in the Proxy Statement/Prospectus with respect to the specific German income tax consequences described under the discussion, we express no opinion as to the German, foreign, income or other tax consequences of the TelDaFax transactions.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein.

Very truly yours,

GAEDERTZ
Rechtsanwalte


/S/ Werner Lutzke
-------------------------
Werner Lutzke
a Partner